Exhibit 5.1

Our ref  JVZ/826616-000001/30309825v2

Decent Holding Inc.

Suite #4-210, Governor’s Square

23 Lime Tree Bay Avenue

PO Box 32311

Grand Cayman KY1-1209

Cayman Islands

October 4, 2024

Dear Sirs

Decent Holding Inc.

We have acted as Cayman Islands legal advisers to Decent Holding Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company pursuant to the underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the representative (the “Representative”) of the underwriters named therein of 1,500,000 ordinary shares of a par value of US$0.0001 each of the Company (the “IPO Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 6 January 2022 issued by the Registrar of Companies in the Cayman Islands.

1.2	The memorandum and articles of association of the Company as registered on 6 January 2022 (the “Pre-IPO Memorandum and Articles”).

1.3	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 26 September 2024 and effective immediately prior to the completion of the Company’s initial public offering of the IPO Shares (the “Post-IPO Memorandum and Articles”).

1.4	The written resolutions of the board of directors of the Company dated 25 September 2024 (the “IPO Resolutions”).

1.5	The written resolutions of the shareholders of the Company dated 26 September 2024 (the “Shareholders’ Resolutions”).

1.6	A certificate of good standing dated 5 September 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.7	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.8	The Registration Statement.

1.9	A draft of the Underwriting Agreement (the “Transaction Document”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Transaction Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1.1 to 1.6 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the IPO Shares.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Document.

2.10	No monies paid to or for the account of any party under the Transaction Document or any property received or disposed of by any party to the Transaction Document in each case in connection with the Transaction Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.11	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.12	The Company will receive money or money’s worth in consideration for the issue of the IPO Shares and none of the IPO Shares were or will be issued for less than par value.

2.13	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is, and immediately prior to the completion of the Company’s initial public offering of the Ordinary Shares, which will be $50,000 divided into 500,000,000 ordinary shares, par value $0.0001 per share.

3.3	The issue and allotment of the IPO Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the IPO Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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